FOR IMMEDIATE RELEASE                                                   CONTACT:
September 23, 2005                                                    Geoff High
                                          Pfeiffer High Investor Relations, Inc.
                                                                    303-393-7044

                 DYNAMIC MATERIALS DECLARES 2-FOR-1 STOCK SPLIT

BOULDER, Colo. - Sept. 23, 2005 - Dynamic Materials Corporation (DMC) (Nasdaq:
BOOM), the world's leading provider of explosion-welded clad metal plates and associated services, today announced that its board of directors has declared a 2-for-1 split of DMC's common stock. The split will be effected as a stock dividend, and will be paid to stockholders of record as of the close of business on October 5, 2005. Stockholders on the record date will receive one additional share of common stock for each share held. The payment date will be October 12, 2005. The stock split will increase the number of common shares outstanding from approximately 5,860,000 shares to approximately 11,720,000 shares.

Yvon Cariou, president and CEO, said, "We are pleased with the recent performance of our business and are encouraged by the increased level of interest Dynamic Materials has generated within the investment community. This stock split is designed to increase the size of our public float and make our shares more accessible to a broader base of prospective shareholders."

About Dynamic Materials Corporation
Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company. Its products include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including petrochemicals, refining, hydrometallurgy, aluminum smelting and shipbuilding. The company operates two business segments: the Explosive Metalworking Group, which uses proprietary explosive processes to fuse dissimilar metals and alloys, and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. With more than 30 years of international experience, DMC has captured a commanding share of the worldwide market for explosion-welded clad metals. For more information, visit the company's website at www.dynamicmaterials.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: the ability to obtain new contracts at attractive prices; the size and timing of customer orders; fluctuations in customer demand; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at the company's facilities; the availability and cost of funds; and general economic conditions, both domestically and abroad; as well as the other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended December 31, 2004.

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